CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 29, 2014, relating to the financial statements and financial highlights of Cloud Capital Funds, comprising Cloud Capital Strategic Large Cap Fund and Cloud Capital Strategic Mid Cap Fund, each a series of Valued Advisers Trust, for the year ended May 31, 2014, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights”.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

January 5, 2015